                                                                    EXHIBIT 99.1

(HORIZON LOGO)

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:   October 24, 2003

FOR IMMEDIATE RELEASE

             Horizon Bancorp Announces Record Year-to-date Earnings

Michigan City, Indiana, (October 24, 2003) - Horizon Bancorp today announced unaudited financial results for the quarter ended September 30, 2003. Net income was $2.028 million or $.65 per fully diluted share. This compares to net income of $1.528 million or $.51 per fully diluted share for the same quarter of the prior year. This represents a 33% increase in net income over the third quarter of the prior year. Year-to-date net income was $5.527 million or $1.78 per fully diluted share compared to net income of $3.924 million or $1.32 per fully diluted share for the first nine months of the prior year. Year-to-date net income was up 41% over the prior year same time period. All per share amounts have been adjusted for the three-for-two stock split declared on October 21, 2003.

Craig M. Dwight, President and Chief Executive Officer stated, "We are pleased to announce record earnings for the nine months ending September 30, 2003. Horizon has been able to take advantage of a very active mortgage refinance market through the first nine months of 2003. The hard work and dedication of our mortgage origination and processing team has helped Horizon generate record earnings. I am also pleased with the success of our new St. Joseph, Michigan operation. This new office hit breakeven after only four months of operation. We at Horizon look forward to continued success by delivering exceptional service and sensible advice."

Net interest income for the quarter ended September 30, 2003 was $6.606 million, an increase of $532 thousand or 8.76% over the same period of the prior year. This increase was the result of an increase in average earning assets over the third quarter of 2002 of approximately $132 million and was partially offset by a decline in net interest margin of 40 basis points. The growth in earning assets came primarily in the investment portfolio and mortgage warehouse loans. Mortgage warehouse loans continued to experience unprecedented growth due to heavy refinance activity. Mortgage warehouse loans outstanding averaged $275.2 million during the third quarter of 2003 compared to $214.4 million for the same quarter of the prior year. Continuing declines in overall interest rates caused the net interest margin decrease. Earning assets yields declined due to the overall decline in interest rates.

Non-interest income decreased $411 thousand or 12.7% from the third quarter of 2002. This decrease relates primarily to a decrease in the gain on sale of mortgage loans into the secondary market and a loss on the sale of securities. During the third quarter of 2002, approximately $8.9 million of portfolio mortgage loans were sold at a gain of $350 thousand. During the third quarter of 2003 approximately $10.8 million of investment securities were sold at a loss of $267 thousand. These securities had a yield of 2.63% and an estimated average life of 8.7 years. These funds were reinvested in securities with a yield of 4.77% and an average life of 4.81 years Due to the increased yield, the loss will be recovered in approximately 14 months. The impact on the 2003 financial results will be an after tax reduction in net income of approximately $123 thousand, but should positively impact the 2004 financial results and future years by approximately $139 thousand per year after tax.

                                    - MORE -

Pg. 2 Cont.  Horizon Third Quarter Earnings

Non-interest expense decreased $324 thousand or 4.90% from the third quarter of 2002. The third quarter of 2002 included an charge for goodwill impairment of $714 thousand. The increase in salaries and employee benefits primarily related to increased commissions paid to mortgage loan originators and additional staffing for new market expansion.

At September 30, 2003, Horizon's total assets were $755 million compared to $720 million at December 31, 2002. Total net loans were $452 million at September 30, 2003 compared to $530 million at December 31, 2002. Mortgage warehouse loans declined by approximately $100 million due to the slow down in mortgage refinance activity which occurred late in the third quarter. Partially offsetting this decline was growth in commercial loans primarily in the new St Joseph Michigan market. Commercial loans increased in other markets as well.

Horizon's allowance for loan losses at September 30, 2003 was $6.75 million, or 1.47% of gross loans, compared to $6.3 million or 1.17% at December 31, 2002. Non-performing assets at September 30, 2003 were $1.8 million, or 0.40% of gross loans, compared to $1.3 million or .24% at December 31, 2002. The increase occurred in residential real estate loans.

Total deposits were $535 million at September 30, 2003, an increase of $46 million or 9.44% from December 31, 2002. Core deposits increased to $370.7 million at September 30, 2003, from $344.2 million at December 31, 2002. Other growth came in short term negotiable CDs that were acquired to fund the high average mortgage warehouse balances. These CDs will mature over the next five months.

The increase in stockholders' equity of $3.4 million during the nine months ended September 30, 2003 was the result of net income, net of dividends declared, and a decrease in the market value of investment securities available for sale.

Horizon Bancorp is a locally owned, independent, bank holding company serving the Northwestern Indiana/Southwestern Michigan area. It offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso and Merrillville, Indiana, and St. Joseph, Michigan. Horizon also provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

                 Contact:  Horizon Bancorp
                           James H. Foglesong
                           Chief Financial Officer
                           (219) 873 - 2608
                           Fax: (219) 874-9280

                                      # # #

                                                           At             At
                                                      September 30,   December 31,
                                                          2003           2002
                                                      -------------   ------------
SELECTED FINANCIAL DATE:

Total assets                                            $755,089       $720,130
Cash and cash equivalents                                 74,224         35,692
Investment securities available for sale                 189,476        109,453
Loans held for sale                                        3,314         12,620
Loans, net                                               452,299        529,538
Deposits                                                 535,200        489,259
Total borrowings                                         168,536        183,521
Total equity                                              44,831         41,410

CAPITAL RATIOS (BANK ONLY):

  Total capital to risk weighted assets                    15.19%         13.55%
  Tier 1 capital to risk weighted assets                   13.93%         12.29%
  Tier 1 capital to average assets                          7.40%          7.20%

ASSET QUALITY RATIOS:

  Nonperforming loans to total loans                        0.40%          0.24%
  Allowance for loan losses to nonperforming loans        366.26%        483.76%
  Allowance for loan losses to total loans                  1.47%          1.17%

                                                                Three Months                   Nine Months
                                                             Ended September 30,           Ended September 30,
                                                         ------------------------        ----------------------
                                                           2003             2002           2003          2002
                                                         --------        --------        -------       --------
SELECTED OPERATING DATA:

Total interest income                                    $ 11,094        $ 10,828        $31,524       $ 30,140
Total interest expense                                      4,488           4,754         13,048         13,371
                                                         --------        --------        -------       --------
Net interest income                                         6,606           6,074         18,476         16,769
Provision for loan losses                                     300             375          1,050          1,125
                                                         --------        --------        -------       --------
Net interest income after provision for loan losses         6,306           5,699         17,426         15,644
                                                         --------        --------        -------       --------
Noninterest income:
  Service charges on deposit accounts                         818             772          2,346          2,155
  Fiduciary activities                                        610             593          1,797          1,776
  Gain on sale of loans                                     1,116           1,302          3,327          2,280
  Loss on sale of securities                                 (267)                          (273)
  Other noninterest income                                    551             572          1,478          1,542
                                                         --------        --------        -------       --------
Total noninterest income                                    2,828           3,239          8,675          7,753
                                                         --------        --------        -------       --------
Noninterest expense:
  Salaries and employee benefits                            3,662           3,145         10,366          9,176
  Other noninterest expense                                 2,627           3,468          7,880          8,220
                                                         --------        --------        -------       --------
Total noninterest expense                                   6,289           6,613         18,246         17,396
                                                         --------        --------        -------       --------

Net income before taxes and cumulative effect of
  change in accounting method                               2,845           2,325          7,855          6,001
Income tax expense                                            817             797          2,328          1,980
                                                         --------        --------        -------       --------
Net income before cumulative effect of change in
  accounting method                                         2,028           1,528          5,527          4,021
Cumulative effect of change in accounting method               --              --             --            (97)
                                                         --------        --------        -------       --------
Net income                                               $  2,028        $  1,528        $ 5,527       $  3,924
                                                         ========        ========        =======       ========

PERFORMANCE RATIOS:

Diluted earnings per share(1)                            $   0.65        $   0.51        $  1.78       $   1.32
Return on average equity                                    18.03%          15.22%         15.01%         13.90%
Net interest margin                                          3.56%           3.96%          3.58%          3.93%

(1) Reflects 3 for 2 stock split declared October 21, 2003